NEWS

Charter Announces Third Quarter 2017 Results

Stamford, Connecticut - October 26, 2017 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2017. On May 18, 2016, Charter completed its transactions between the Company, Time Warner Cable Inc. ("Legacy TWC") and Charter Communications, Inc. ("Legacy Charter"), and Legacy Charter and Bright House Networks, LLC ("Legacy Bright House") (collectively, the “Transactions”). Pro forma1 results give effect to the Transactions as if they had closed on January 1, 2015 and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the nine months ended September 30, 2016.

Key highlights:

•
Third quarter total customer relationships increased 212,000, compared to 275,000 during the third quarter of 2016, when excluding the impact of customer activity related to Legacy Bright House's seasonal customer plan in 2016.[2] Third quarter total residential and SMB primary service units ("PSUs") increased by 257,000, while third quarter 2016 PSUs grew by 395,000, when adjusted for the seasonal customer program changes at Legacy Bright House.

•
Third quarter revenues of $10.5 billion grew 4.2%, as compared to the prior year period, driven by residential revenue growth of 4.4% and commercial revenue growth of 8.0%, partly offset by a decline in advertising revenue of 11.1%, due to lower political revenue.

•	Third quarter Adjusted EBITDA[3] of $3.8 billion grew 5.0% year-over-year, and 4.7% when excluding transition costs.

•
Net income attributable to Charter shareholders in the third quarter declined to $48 million from $189 million during the same period last year. The decline was driven by an increase in depreciation and amortization in the third quarter of 2017, partly offset by a year-over-year increase in Adjusted EBITDA.

•	Third quarter capital expenditures totaled $2.4 billion, and $2.3 billion when excluding transition capital expenditures.

•	During the third quarter, Charter purchased approximately 10.9 million shares of Charter Class A common stock and Charter Holdings common units for approximately $4.0 billion.

“Our integration is going well and remains on schedule. And despite the complexity that comes with changing the way we do business in 75% of our footprint, we continue to generate solid customer, revenue and EBITDA growth," said Tom Rutledge, Chairman and CEO of Charter Communications, Inc. "Through our integration, we are creating one company, with a unified and centralized operating strategy, which will put Charter on a path to be able to grow quickly over a multi-year period.”

1 See Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the Securities and Exchange Commission on November 3, 2016, which includes reconciliations of the pro forma information to actual information for each quarter of 2015 and the first and second quarters of 2016. See the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section of this document for additional information.
2 In the second quarter of 2017, Charter conformed the seasonal customer program in the Legacy Bright House footprint to Charter's program. For additional information, see footnote j on page 6 of the addendum to this release.
3 Adjusted EBITDA and free cash flow are defined in the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section and are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	September 30, 2017 (a)	September 30, 2016 (a)(j)	Y/Y Change
Footprint (b)
Estimated Video Passings	49,854	49,001	1.7%
Estimated Internet Passings	49,594	48,689	1.9%
Estimated Voice Passings	48,832	47,854	2.0%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	34.1%	35.3%	(1.2	) ppts
Internet Penetration of Estimated Internet Passings	47.6%	45.6%	2.0	ppts
Voice Penetration of Estimated Voice Passings	23.1%	23.1%	—

Customer Relationships (d)
Residential	25,470	24,551	3.7%
Small and Medium Business	1,523	1,367	11.4%
Total Customer Relationships	26,993	25,918	4.1%

Residential
Primary Service Units ("PSUs")
Video	16,542	16,887	(2.0)%
Internet	22,282	21,017	6.0%
Voice	10,405	10,288	1.1%
	49,229	48,192	2.2%

Quarterly Net Additions/(Losses)
Video	(104)	(47)	(121.3)%
Internet	249	350	(28.9)%
Voice	27	33	(18.2)%
	172	336	(48.8)%

Single Play (e)	10,373	9,447	9.8%
Double Play (e)	6,436	6,569	(2.0)%
Triple Play (e)	8,661	8,535	1.5%

Single Play Penetration (f)	40.7%	38.5%	2.2	ppts
Double Play Penetration (f)	25.3%	26.8%	(1.5	) ppts
Triple Play Penetration (f)	34.0%	34.8%	(0.8	) ppts

% Residential Non-Video Customer Relationships	35.1%	31.2%	3.9	ppts

Monthly Residential Revenue per Residential Customer (g)	$110.12	$109.70	0.4%

Small and Medium Business
PSUs
Video	440	388	13.4%
Internet	1,321	1,185	11.5%
Voice	881	751	17.3%
	2,642	2,324	13.7%

Quarterly Net Additions/(Losses)
Video	15	10	50.0%
Internet	36	37	(2.7)%
Voice	34	26	30.8%
	85	73	16.4%

Monthly Small and Medium Business Revenue per Customer (h)	$206.64	$214.53	(3.7)%

Enterprise PSUs (i)
Enterprise PSUs	108	93	16.1%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the third quarter, Charter continued its all-digital efforts in the approximately 35% of Legacy TWC's footprint and 60% of Legacy Bright House's footprint that are not yet all-digital. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-top boxes, which offer better picture quality, an interactive programming guide and video on demand on all TV outlets in the home.

During the third quarter of 2017, Charter's residential customer relationships grew by 172,000, while third quarter 2016 customer relationships grew by 245,000, or 241,000 when adjusted for seasonal program changes made at Legacy Bright House.1 Residential PSUs increased by 172,000 in the third quarter of 2017, while third quarter 2016 PSUs increased by 336,000, or 322,000 when adjusted for the seasonal program changes at Legacy Bright House. As of September 30, 2017, Charter had 25.5 million residential customer relationships and 49.2 million residential PSUs.

Residential video customers decreased by 104,000 in the third quarter of 2017, while third quarter 2016 video customers decreased by 47,000, or 51,000 when adjusted for seasonal program changes made at Legacy Bright House. As of September 30, 2017, Charter had 16.5 million residential video customers.

Charter added 249,000 residential Internet customers in the third quarter of 2017, while third quarter 2016 Internet customers grew by 350,000, or 344,000 when adjusted for seasonal program changes made at Legacy Bright House. Charter now offers minimum Internet speeds of at least 100 Mbps to over 75% of its total footprint, with nearly all of Charter's remaining footprint offering minimum Internet speeds of at least 60 Mbps. As of September 30, 2017, 93% of Legacy Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more compared to 73% at Legacy TWC and 80% at Legacy Bright House. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering. As of September 30, 2017, Charter had 22.3 million residential Internet customers.

During the third quarter of 2017, the Company added 27,000 residential voice customers, while third quarter 2016 voice customers grew by 33,000, or 29,000 when adjusted for seasonal program changes made at Legacy Bright House. As of September 30, 2017, Charter had 10.4 million residential voice customers.

Third quarter residential revenue per customer relationship totaled $110.12, and grew by 0.4% compared to the prior year period, as promotional rate step-ups, modest rate adjustments, and pay-per-view event revenue were partially offset by continued single play Internet sell-in and the migration of Legacy TWC and Legacy Bright House customers to higher-value Spectrum pricing and packaging.

During the third quarter of 2017, SMB customer relationships grew by 40,000, versus customer growth of 34,000 during the third quarter of 2016. SMB PSUs increased 85,000, compared to 73,000 during the third quarter of 2016. As of September 30, 2017, Charter had 1.5 million SMB customer relationships and 2.6 million SMB PSUs.

1 See footnote j on page 6 of the addendum to this release for additional information regarding changes made to Legacy Bright House's seasonal customer program in the second quarter of 2017.

Third Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,
	2017	2016	% Change
REVENUES:
Video	$4,213	$4,094	2.9%
Internet	3,556	3,206	10.9%
Voice	611	728	(16.1)%
Residential revenue	8,380	8,028	4.4%
Small and medium business	931	867	7.4%
Enterprise	553	508	8.9%
Commercial revenue	1,484	1,375	8.0%
Advertising sales	373	420	(11.1)%
Other	221	214	3.0%
Total Revenue	10,458	10,037	4.2%

COSTS AND EXPENSES:
Total operating costs and expenses	6,639	6,401	3.7%
Adjusted EBITDA	$3,819	$3,636	5.0%

Adjusted EBITDA margin	36.5%	36.2%

Capital Expenditures	$2,393	$1,748
% Total Revenues	22.9%	17.4%

Net income attributable to Charter shareholders	$48	$189
Earnings per common share attributable to Charter shareholders:
Basic	$0.19	$0.70
Diluted	$0.19	$0.69

Net cash flows from operating activities	$2,908	$2,801
Free cash flow	$594	$1,001

Revenue

Third quarter revenues rose 4.2% year-over-year to $10.5 billion, driven by growth in Internet, video and commercial revenues. Excluding advertising, third quarter revenues increased 4.9% year-over-year.

Video revenues totaled $4.2 billion in the third quarter, an increase of 2.9% compared to prior-year period. Video revenue growth was driven by annual and promotional rate adjustments, pay-per-view events, and revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, partially offset by a decrease in video customers over the last 12 months.

Internet revenues grew 10.9%, compared to the year-ago quarter, to $3.6 billion, driven by growth in Internet customers during the last year, promotional rolloff and revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House.

Voice revenues totaled $611 million in the third quarter, a decrease of 16.1% compared to the third quarter of 2016, as value-based pricing and revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, more than offset voice customer growth over the last twelve months.

Commercial revenues rose to $1.5 billion, an increase of 8.0% over the prior year period, driven by SMB revenue growth of 7.4% and enterprise revenue growth of 8.9%.

Third quarter advertising sales revenues of $373 million decreased 11.1% compared to the year-ago quarter, driven by a decrease in political, as well as barter and local advertising revenue.

Operating Costs and Expenses

Third quarter total operating costs and expenses increased by $238 million, or 3.7%, compared to the year-ago period.

Third quarter programming expense increased by $295 million, or 12.3% as compared to the third quarter of 2016, reflecting contractual programming increases, renewals, improving expanded basic video sell-in at Legacy TWC and higher pay-per-view expenses.

Costs to service customers decreased by $73 million or 3.6% year-over-year, as a result of benefits from the combination of the three companies and improved productivity.

Marketing expenses increased by $33 million, or 5.6% year-over-year due to higher sales and the implementation of Charter's selling tactics in the acquired footprints. Other expenses decreased by $16 million, or 2.0% as compared to the third quarter of 2016, driven primarily by Transactions synergies.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $3.8 billion grew by 5.0% year-over-year reflecting revenue growth and operating expense growth of 4.2% and 3.7%, respectively. Excluding transition costs of $23 million in the third quarter of 2017 and $32 million in the prior year period, Adjusted EBITDA grew by 4.7% year-over-year.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $48 million in the third quarter of 2017, compared to $189 million in the third quarter of 2016. The year-over-year decrease in net income was primarily driven by higher depreciation and amortization in the third quarter of 2017, higher interest expense and a decrease in gain on financial instruments, partly offset by higher Adjusted EBITDA and lower severance-related and transactions expenses.

Net income per basic common share attributable to Charter shareholders totaled $0.19 in the third quarter of 2017 compared to $0.70 during the same period last year. The decrease was primarily the result of the factors described above, partially offset by a 6.4% decrease in weighted average shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.4 billion in the third quarter of 2017, compared to $1.7 billion during the third quarter of September 30, 2016. The year-over-year increase in capital expenditures was driven by an increase in CPE spending related to higher customer connect volumes driven by the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House and the related higher set-top box placement rate per Spectrum connect, and CPE related to Charter's all-digital initiative. The increase in scalable infrastructure was related to the timing of in-year spend and planned product improvements for video and Internet. Support capital increased due to the in-year timing of vehicle purchases and capitalized labor associated with software development. Transition capital expenditures accounted for $125 million of capital expenditures in the third quarter of 2017, versus $109 million in the third quarter of 2016. Excluding transition-related expenditures, third quarter 2017 capital expenditures totaled $2.3 billion, compared to $1.6 billion during the same period last year.

Cash Flow and Free Cash Flow

During the third quarter of 2017, net cash flows from operating activities totaled $2.9 billion, compared to $2.8 billion in the third quarter of 2016. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA, partly offset by a smaller working capital benefit in the third quarter of 2017 versus the third quarter of 2016.

Free cash flow for the third quarter of 2017 totaled $594 million, compared to $1.0 billion during the same period last year. The decrease was driven by higher capital expenditures in the third quarter of 2017 versus the third quarter of 2016, partly offset by higher net cash flows from operating activities.

Liquidity & Financing

As of September 30, 2017, total principal amount of debt was $66.8 billion and Charter's credit facilities provided approximately $2.9 billion of additional liquidity in excess of Charter's $2.2 billion cash position.

In July, Charter Operating and Charter Communications Operating Capital Corp. issued $1.0 billion of 3.750% senior secured notes due 2028 and an additional $500 million of 5.375% senior secured notes due 2047. The net proceeds were used to pay related fees and expenses and for general corporate purposes, including buybacks of Charter Class A common stock or common units of Charter Communications Holdings, LLC.

In August, CCO Holdings, LLC and CCO Holdings Capital Corp. issued $1.5 billion of 5.000% senior unsecured notes due 2028. The net proceeds were used to pay related fees and expenses and for general corporate purposes, including buybacks of Charter Class A common stock or common units of Charter Communications Holdings, LLC.

In September, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. issued $1.25 billion of 4.200% senior secured notes due 2028, and an additional $750 million of 5.375% senior secured notes due 2047. The net proceeds were used to pay related fees and expenses and for general corporate purposes, including buybacks of Charter Class A common stock or common units of Charter Communications Holdings, LLC.

In October, CCO Holdings, LLC and CCO Holdings Capital Corp. issued $500 million of 4.000% senior unsecured notes due 2023, and an additional $1.0 billion of 5.000% senior unsecured notes due 2028. The net proceeds will be used to pay related fees and expenses and for general corporate purposes, including buybacks of Charter Class A common stock or common units of Charter Communications Holdings, LLC.

Share Repurchases

During the three months ended September 30, 2017, Charter purchased approximately 10.9 million shares of Charter Class A common stock and Charter Holdings common units for approximately $4.0 billion.

Conference Call

Charter will host a conference call on Thursday, October 26, 2017 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 79481864.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on November 8, 2017. The conference ID code for the replay is 79481864.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2017, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as consolidated net income plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other pension (benefits) costs, other (income) expense, net and other operating (income) expenses, such as merger and restructuring costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted

EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $262 million and $231 million for the three months ended September 30, 2017 and 2016, respectively, and were $791 million and $535 million for the nine months ended September 30, 2017 and 2016, respectively.

Pro forma results give effect to the Transactions as if they had closed on January 1, 2015 and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the nine months ended September 30, 2016. Due to the transformative nature of the Transactions, the Company believes that providing a discussion of its results of operations on a pro forma basis provides management and investors a more meaningful perspective on the Company's financial and operational performance and trends. The results of operations data on a pro forma basis are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations of Charter would have been had the Transactions occurred on January 1, 2015, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the SEC on November 3, 2016 provides pro forma financial information for each quarter of 2015 and the first and second quarters of 2016 and a reconciliation of the pro forma financial information to the actual results of operations of the Company.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	our ability to promptly, efficiently and effectively integrate acquired operations;

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•
our ability to develop and deploy new products and technologies including wireless products, our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes, and any other cloud-based consumer services and service platforms;

•
the effects of governmental regulation on our business or potential business combination transactions including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Inc. and Bright House Networks, LLC Transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•	the ability to retain and hire key personnel;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016		2017	2016
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$4,213	$4,094	2.9%	$12,416	$7,869	57.8%
Internet	3,556	3,206	10.9%	10,467	5,960	75.6%
Voice	611	728	(16.1)%	1,955	1,286	51.9%
Residential revenue	8,380	8,028	4.4%	24,838	15,115	64.3%
Small and medium business	931	867	7.4%	2,755	1,589	73.3%
Enterprise	553	508	8.9%	1,640	903	81.6%
Commercial revenue	1,484	1,375	8.0%	4,395	2,492	76.3%
Advertising sales	373	420	(11.1)%	1,091	729	49.9%
Other	221	214	3.0%	655	392	66.9%
Total Revenue	10,458	10,037	4.2%	30,979	18,728	65.4%
COSTS AND EXPENSES:
Programming	2,699	2,404	12.3%	7,952	4,648	71.1%
Regulatory, connectivity and produced content	523	515	1.6%	1,553	944	64.5%
Costs to service customers	1,943	2,016	(3.6)%	5,798	3,663	58.3%
Marketing	629	596	5.6%	1,812	1,143	58.6%
Transition costs	23	32	(28.6)%	104	78	33.4%
Other expense	822	838	(2.0)%	2,440	1,513	61.3%
Total operating costs and expenses (exclusive of items shown separately below)	6,639	6,401	3.7%	19,659	11,989	64.0%
Adjusted EBITDA	3,819	3,636	5.0%	11,320	6,739	68.0%
Adjusted EBITDA margin	36.5%	36.2%		36.5%	36.0%
Depreciation and amortization	2,701	2,437		7,846	4,412
Stock compensation expense	64	81		198	168
Other operating expenses, net	145	207		374	776
Income from operations	909	911		2,902	1,383
OTHER EXPENSES:
Interest expense, net	(788)	(724)		(2,250)	(1,771)
Loss on extinguishment of debt	—	—		(35)	(110)
Gain (loss) on financial instruments, net	17	71		(15)	16
Other pension benefits (costs)	(17)	13		9	533
Other expense, net	(3)	(5)		(14)	(10)
	(791)	(645)		(2,305)	(1,342)
Income before income taxes	118	266		597	41
Income tax benefit (expense)	(26)	(16)		(99)	3,135
Consolidated net income	92	250		498	3,176
Less: Net income attributable to noncontrolling interests	(44)	(61)		(156)	(108)
Net income attributable to Charter shareholders	$48	$189		$342	$3,068
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$0.19	$0.70		$1.31	$16.52
Diluted	$0.19	$0.69		$1.29	$15.23
Weighted average common shares outstanding, basic	253,923,805	271,263,259		262,074,603	185,706,106
Weighted average common shares outstanding, diluted	258,341,851	275,373,202		266,363,602	208,460,148

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Third Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Nine Months Ended September 30,
	2017	2016
	Actual	Pro Forma	% Change
REVENUES:
Video	$12,416	$12,292	1.0%
Internet	10,467	9,376	11.6%
Voice	1,955	2,186	(10.6)%
Residential revenue	24,838	23,854	4.1%
Small and medium business	2,755	2,518	9.4%
Enterprise	1,640	1,499	9.4%
Commercial revenue	4,395	4,017	9.4%
Advertising sales	1,091	1,190	(8.2)%
Other	655	687	(4.8)%
Total Revenue	30,979	29,748	4.1%
COSTS AND EXPENSES:
Programming	7,952	7,228	10.0%
Regulatory, connectivity and produced content	1,553	1,570	(1.1)%
Costs to service customers	5,798	5,933	(2.3)%
Marketing	1,812	1,804	0.5%
Transition costs	104	78	33.4%
Other expense	2,440	2,524	(3.3)%
Total operating costs and expenses (exclusive of items shown separately below)	19,659	19,137	2.7%
Adjusted EBITDA	11,320	10,611	6.7%
Adjusted EBITDA margin	36.5%	35.7%
Depreciation and amortization	7,846	7,060
Stock compensation expense	198	219
Other operating expenses, net	374	519
Income from operations	2,902	2,813
OTHER EXPENSES:
Interest expense, net	(2,250)	(2,155)
Loss on extinguishment of debt	(35)	(110)
Gain (loss) on financial instruments, net	(15)	16
Other pension benefits	9	549
Other income (expense), net	(14)	5
	(2,305)	(1,695)
Income before income taxes	597	1,118
Income tax expense	(99)	(288)
Consolidated net income	498	830
Less: Net income attributable to noncontrolling interests	(156)	(214)
Net income attributable to Charter shareholders	$342	$616
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$1.31	$2.28
Diluted	$1.29	$2.25
Weighted average common shares outstanding, basic	262,074,603	270,028,132
Weighted average common shares outstanding, diluted	266,363,602	273,824,029

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015. Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Third Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,164	$1,535
Accounts receivable, net	1,652	1,432
Prepaid expenses and other current assets	316	333
Total current assets	4,132	3,300

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	33,300	32,963
Customer relationships, net	12,589	14,608
Franchises	67,316	67,316
Goodwill	29,554	29,509
Total investment in cable properties, net	142,759	144,396

OTHER NONCURRENT ASSETS	1,337	1,371

Total assets	$148,228	$149,067

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,351	$7,544
Current portion of long-term debt	2,068	2,028
Total current liabilities	10,419	9,572

LONG-TERM DEBT	66,064	59,719
DEFERRED INCOME TAXES	26,576	26,665
OTHER LONG-TERM LIABILITIES	2,591	2,745

SHAREHOLDERS' EQUITY:
Controlling interest	33,229	40,139
Noncontrolling interests	9,349	10,227
Total shareholders' equity	42,578	50,366

Total liabilities and shareholders' equity	$148,228	$149,067

Addendum to Charter Communications, Inc. Third Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$92	$250	$498	$3,176
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,701	2,437	7,846	4,412
Stock compensation expense	64	81	198	168
Accelerated vesting of equity awards	6	57	43	202
Noncash interest income, net	(87)	(107)	(283)	(148)
Other pension (benefits) costs	17	(13)	(9)	(533)
Loss on extinguishment of debt	—	—	35	110
(Gain) loss on financial instruments, net	(17)	(71)	15	(16)
Deferred income taxes	11	(6)	53	(3,170)
Other, net	85	—	93	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(162)	98	(101)	(2)
Prepaid expenses and other assets	60	74	37	85
Accounts payable, accrued liabilities and other	138	1	271	531
Net cash flows from operating activities	2,908	2,801	8,696	4,815

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,393)	(1,748)	(6,096)	(3,437)
Change in accrued expenses related to capital expenditures	79	(52)	276	86
Purchases of cable systems, net of cash acquired	—	—	—	(28,810)
Change in restricted cash and cash equivalents	—	—	—	22,264
Other, net	(14)	(2)	(63)	(8)
Net cash flows from investing activities	(2,328)	(1,802)	(5,883)	(9,905)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	5,014	—	12,115	5,997
Repayments of long-term debt	(50)	(50)	(5,534)	(4,120)
Payments for debt issuance costs	(41)	—	(83)	(283)
Issuance of equity	—	—	—	5,000
Purchase of treasury stock	(3,525)	(349)	(7,748)	(448)
Proceeds from exercise of stock options	25	47	111	71
Purchase of noncontrolling interest	(493)	—	(922)	—
Distributions to noncontrolling interest	(38)	(37)	(115)	(55)
Proceeds from termination of interest rate derivatives	—	—	—	88
Other, net	(2)	—	(8)	—
Net cash flows from financing activities	890	(389)	(2,184)	6,250

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,470	610	629	1,160
CASH AND CASH EQUIVALENTS, beginning of period	694	555	1,535	5
CASH AND CASH EQUIVALENTS, end of period	$2,164	$1,165	$2,164	$1,165

CASH PAID FOR INTEREST	$891	$950	$2,544	$1,964
CASH PAID FOR TAXES	$5	$44	$38	$48

Addendum to Charter Communications, Inc. Third Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2017 (a)	June 30, 2017 (a)	December 31, 2016 (a)	September 30, 2016 (a)(j)
Footprint (b)
Estimated Video Passings	49,854	49,615	49,229	49,001
Estimated Internet Passings	49,594	49,309	48,955	48,689
Estimated Voice Passings	48,832	48,587	48,142	47,854

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	34.1%	34.4%	35.0%	35.3%
Internet Penetration of Estimated Internet Passings	47.6%	47.3%	46.2%	45.6%
Voice Penetration of Estimated Voice Passings	23.1%	23.1%	23.1%	23.1%

Customer Relationships (d)
Residential	25,470	25,298	24,801	24,551
Small and Medium Business	1,523	1,483	1,404	1,367
Total Customer Relationships	26,993	26,781	26,205	25,918

Residential
Primary Service Units ("PSUs")
Video	16,542	16,646	16,836	16,887
Internet	22,282	22,033	21,374	21,017
Voice	10,405	10,378	10,327	10,288
	49,229	49,057	48,537	48,192

Quarterly Net Additions/(Losses)
Video	(104)	(90)	(51)	(47)
Internet	249	231	357	350
Voice	27	14	39	33
	172	155	345	336

Single Play (e)	10,373	10,177	9,640	9,447
Double Play (e)	6,436	6,484	6,586	6,569
Triple Play (e)	8,661	8,637	8,575	8,535

Single Play Penetration (f)	40.7%	40.2%	38.9%	38.5%
Double Play Penetration (f)	25.3%	25.6%	26.6%	26.8%
Triple Play Penetration (f)	34.0%	34.1%	34.6%	34.8%

% Residential Non-Video Customer Relationships	35.1%	34.2%	32.1%	31.2%

Monthly Residential Revenue per Residential Customer (g)	$110.12	$109.46	$109.77	$109.70

Small and Medium Business
PSUs
Video	440	425	400	388
Internet	1,321	1,285	1,219	1,185
Voice	881	847	778	751
	2,642	2,557	2,397	2,324

Quarterly Net Additions/(Losses)
Video	15	14	12	10
Internet	36	36	34	37
Voice	34	38	27	26
	85	88	73	73

Monthly Small and Medium Business Revenue per Customer (h)	$206.64	$210.64	$214.25	$214.53

Enterprise PSUs (i)
Enterprise PSUs	108	103	97	93

Addendum to Charter Communications, Inc. Third Quarter 2017 Earnings Release

(a)
All customer statistics include the operations of Legacy TWC, Legacy Bright House and Legacy Charter each of which is based on individual legacy company reporting methodology. These methodologies differ and their differences may be material. Statistical reporting will be conformed over time to a single Charter reporting methodology.

We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2017, June 30, 2017, December 31, 2016 and September 30, 2016, actual customers include approximately 218,300, 209,500, 208,400 and 200,900 customers, respectively, whose accounts were over 60 days past due, approximately 20,300, 14,800, 15,500 and 15,200 customers, respectively, whose accounts were over 90 days past due and approximately 12,000, 8,700, 8,000 and 8,900 customers, respectively, whose accounts were over 120 days past due.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential, small and medium business and enterprise customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships excludes enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(h)
Monthly small and medium business revenue per customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

(j)
In the second quarter of 2017, Charter conformed the seasonal customer program in the Legacy Bright House footprint to Charter's program. Prior to the plan change, Legacy Bright House customers enrolling in the seasonal plan were charged a one-time fee and counted as customer disconnects, and as new connects, when moving off the seasonal plan. Under Charter's seasonal plan, residential customers pay a reduced monthly fee while the seasonal plan is active and remain reported as customers. Excluding the impact of customer connect activity related to Legacy Bright House residential customers moving off the seasonal plan, net additions for video, Internet and voice PSUs for the third quarter of 2016 would have been lower by 4,000, 6,000 and 4,000, respectively. Excluding the net disconnect activity in the second and third quarters of 2016, residential customer relationships, video, Internet and voice PSUs at September 30, 2016 would have been higher by approximately 54,000, 48,000, 66,000 and 45,000, respectively.

Addendum to Charter Communications, Inc. Third Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	Actual	Actual	Actual	Actual

Consolidated net income	$92	$250	$498	$3,176
Plus: Interest expense, net	788	724	2,250	1,771
Income tax (benefit) expense	26	16	99	(3,135)
Depreciation and amortization	2,701	2,437	7,846	4,412
Stock compensation expense	64	81	198	168
Loss on extinguishment of debt	—	—	35	110
(Gain) loss on financial instruments, net	(17)	(71)	15	(16)
Other pension (benefits) costs	17	(13)	(9)	(533)
Other, net	148	212	388	786

Adjusted EBITDA (a)	3,819	3,636	11,320	6,739
Less: Purchases of property, plant and equipment	(2,393)	(1,748)	(6,096)	(3,437)

Adjusted EBITDA less capital expenditures	$1,426	$1,888	$5,224	$3,302

Net cash flows from operating activities	$2,908	$2,801	$8,696	$4,815
Less: Purchases of property, plant and equipment	(2,393)	(1,748)	(6,096)	(3,437)
Change in accrued expenses related to capital expenditures	79	(52)	276	86

Free cash flow	$594	$1,001	$2,876	$1,464

			Nine Months Ended September 30,
			2017	2016
			Actual	Pro Forma (b)

Consolidated net income			$498	$830
Plus: Interest expense, net			2,250	2,155
Income tax expense			99	288
Depreciation and amortization			7,846	7,060
Stock compensation expense			198	219
Loss on extinguishment of debt			35	110
(Gain) loss on financial instruments, net			15	(16)
Other pension benefits			(9)	(549)
Other, net			388	514

Adjusted EBITDA (a)			11,320	10,611
Less: Purchases of property, plant and equipment			(6,096)	(5,657)

Adjusted EBITDA less capital expenditures			$5,224	$4,954

(a)	See pages 1 and 2 of this addendum for detail of the components included within Adjusted EBITDA.

(b)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	Actual	Actual	Actual	Actual

Customer premise equipment (a)	$855	$662	$2,579	$1,177
Scalable infrastructure (b)	632	441	1,282	937
Line extensions (c)	319	249	864	467
Upgrade/rebuild (d)	163	156	415	307
Support capital (e)	424	240	956	549

Total capital expenditures	$2,393	$1,748	$6,096	$3,437

Capital expenditures included in total related to:
Commercial services	$339	$306	$941	$566
Transition (f)	$125	$109	$287	$273

			Nine Months Ended September 30,
			2017	2016
			Actual	Pro Forma (g)

Customer premise equipment (a)			$2,579	$2,074
Scalable infrastructure (b)			1,282	1,556
Line extensions (c)			864	751
Upgrade/rebuild (d)			415	461
Support capital (e)			956	815

Total capital expenditures			$6,096	$5,657

Capital expenditures included in total related to:
Commercial services			$941	$931
Transition (f)			$287	$273

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Transition represents incremental costs incurred to integrate the Legacy TWC and Legacy Bright House operations and to bring the three companies' systems and processes into a uniform operating structure.

(g)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015.

Addendum to Charter Communications, Inc. Third Quarter 2017 Earnings Release